Labor Contract

Party A (Employer):	Jinjiang Hengda Ceramics Co., Ltd.
Address:	Junbing Industrial Zone, Anhai Township, Jinjiang
Company Type:	Wholly Owned Foreign Enterprise
Legal Representative:	Huang Jiadong
Contact Telephone:	0595-85765073

Party B (Employee):	Xing Wan
Gender:	Male
Education:	B.A.
Department:	Finance Department
Position:	Chief Financial Officer
Home Address:	1 Qinglv Street, Qing Yi, Hong Kong
Personal ID Number:	H0820112600
Contact Telephone:	15905989919
Term of the Contract:	from August 1, 2012 to July 31, 2015

To meet its operational needs, Party A employs Party B for the first time. Pursuant to the relevant state laws, statutes and regulations, Party A and Party B, on the basis of fairness, free will and consensus through negotiation, agree to enter into this Labor Contract as follows and adhere to the provisions herein.

I. Term of the Contract:

1. Fixed Term: The term of the Contract is three (3) years, from August 1, 2012 to July 31, 2015 (no probation period indicated).

II. Scope and Location of Work, and Change of Location and Position

1. Based on Party A’s need and Party B’s professional intent, Party B agrees to serve in a management position.

2. Party B’s location of work is _______ (a prefecture-level city). However, should the operation (job) needs or requirements change, Party A may relocate Party B.

Based on the nature of its position, Party B should be accustomed to long-term business trips and willing to accept expatriate work assigned by Party A at any time.

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3. According to the business needs and requirements, Party A has the right to change Party B’s position based on the latter’s expertise, specialty, competency and performance. Upon occurrence of the following circumstances, Party B shall consent to the change(s) that Party A makes:

(1) If Party A, due to changes of production, operation, scope of business, production structure and/or organization structure, needs to adjust Party B’s position, Party B shall accept such adjustments;

(2) Party A may temporarily arrange for Party B to work in other positions based on the need of production and operation, and the term of such arrangement will be determined through consultation between the two parties;

(3) Party B’s performance fails to meet the production, work quality and quantity standards and the requirements of his position, due to his skill level or physical condition.

4, Party B agrees to conscientiously perform the responsibilities and duties set forth by Party A and complete tasks on time, with the quality expected and in the quantity required.

III. Work Hours, Off Days and Vacations

1. Party A implements the State mandated work schedule and may make certain rules regarding, and adjustments to, Party B’s specific work schedule based on the type of position in accordance with relevant regulations. Party B must follow the work schedule specified by Party A.;

2. Due to the characteristics of Party A’s industry, Party A may make adjustments to Party B’s work hours, work shifts and off-day schedule, based on the work need, and Party B is willing to follow Party A’s arrangement. Party A implements “more-work, more income” system and gives compensation based on work; if Party B is willing to work overtime, Party A will provide overtime pay.

3. If Party B works overtime on statutory holidays, Party A will settle payments directly in Party B’s total salary for each month.

IV. Compensation

Party A will pay Party B’s salary with one the following compensation methods:

1. Work-Hour Based Salary: After the probation period, the base salary is ¥30,000 per month. The salary actually paid each month includes overtime compensation while bonus will be based on the criteria set by Party A.

2. Party B agrees to accept adjustments in compensation that Party A will make based on its operational results, regulations, review of Party B’s performance and reward/penalty record, and the change of Party B’s position.

V. Social Security

Party B is entitled to participate in social security program according to law. Party B must provide written statement and relevant procedure documents to entrust Party A to make withholdings and such payment on his behalf; Party A may withhold the personal payment portion from Party B’s salary and make such payment on his behalf. If Party B does not provide such statement entrusting Party A to make such payment on his behalf, Party B will make such payment by himself and the salary paid by Party A to Party B will include his personal payment portion.

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VI. Labor Protection and Condition

1. Party A will provide for Party B labor protection equipment and working condition that are in compliance with State regulations and protect Party B’s safety and health during work. If Party B has some physical handicap or is not suitable for the work specified herein, Party B must disclose them factually before reporting to duty; otherwise Party B shall bear legal responsibilities resulting from withholding such information.

2. In accordance with relevant State and local government regulations, Party A will provide training to Party B on labor safety knowledge, rules and policies, operation procedures and skills; Party B must participate in such training and strictly follow the labor safety rules and operation procedures related to his position.

VII. Matters Agreed Upon by Both Party A and Party B

1. Party A will provide fund for specific project training for Party B.

2. Provision regarding the protection of commercial secrets. If Party B has control over Party A’s commercial secrets and other confidential matters related to Party A’s intellectual property, the two parties agree that Party B has the obligation to protect such confidential information, and Party B may enter into no-competition agreement with Party B; if Party B violates the no-competition agreement, Party B must be responsible for default damages payable to Party A. Such non-competition agreement only applies to Party A’s senior management officers, senior technical staff and other employees that have such confidentiality obligation.

3. Other matters agreed upon: ____________________________________

VIII. Rules and Regulations, Publication of Notices

Party A must establish and improve all relevant rules and policies and publish, or inform its employees of, such rules and policies; Party B must strictly follow such rules and policies. The company’s rules and policies and labor disciplines must be made known to its employees in the form of posters and video displays.

IX. Dissolution of Labor Contract

1. In the event that Party B does not meet the employment requirements or standards during the probation period, Party A may notify Party B and terminate this contract at any time. The means of sending such notification include written notice, pubic poster and other means through which Party B can be reached.

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2. Party A may dismiss Party B immediately if any of the following occurs on the part of Party B:

(1) failure to show up for work within 3 days upon execution of this contract;

(2) failure to provide required documents within 3 days upon execution of this contract, rendering it impossible for Party A to process employment paperwork;

(3) upon discovery that the personal information provided by Party B to Party A is falsified or forged; such personal information includes but is not limited resignation certification, personal ID, residence registration, education certification and health report, prior history of mental disease, contagious disease and occupational disease and other illness that will seriously affect his work that has not been disclosed at the time of accepting employment, prior history of serious disciplinary actions received during prior employment such as reprimand, dismissal or removal from prior positions that has not been disclosed at the time of accepting employment, prior history of labor education, detention or being pursued for criminal liabilities that has not been disclosed at the time of accepting employment, or prior history of receiving criminal punishment or being arrested that has not been disclosed at the time of accepting employment; or refusal to provide relevant material;

(4) serious violation of Party A’s labor rules and policies:

i. being sanctioned for failure to carry out management’s orders; the labor contract will be terminated for 2 such sanctions for failure to carry out management’s orders or for violation of the company management rules;

ii. the labor contract will be terminated for coming to work late or leaving work early 3 times in a month, or 8 times cumulatively in a quarter, or 20 times cumulatively in a year;

iii. the labor contract will automatically be terminated for absenteeism for 3 (inclusive) consecutive days in a month, 6 (inclusive) cumulative days in a quarter, or 4 (inclusive) cumulative days in a year;

iv. if Party B is incompetent, Party A shall have the right to lower his position or make other work arrangements; if Party B refuses Party A’s work arrangement and fails to report to duty upon receiving notification, this contract will be automatically be terminated.

v. using violence, threat or coercion (such as with a weapon) toward company employees or managers or insulting company officers and department managers (such as cursing supervisors, malicious insubordination and scheming for evil purposes);

vi. smoking near inflammable chemical material or in warehouses; if such action causes economic loss to the company, Party B will be pursued in accordance with the law;

vii. stealing colleagues’ belongings or misappropriating company assets in excess of ¥200 in value and such action is verified to be true;

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viii. gambling or fighting (injuring others under the influence of alcohol) in the workplace or being an accomplice in causing injury to others or damage to properties;

ix. submitting forged invoices in excess of ¥200 for reimbursement such action is verified to be true;

x. receiving or demanding interests from clients, suppliers or others who have business relationship or are in business discussion with the company, other embezzlement or corruption, or using his position to ask for rebate or commission in excess of ¥200 in business activities; bribery and receiving bribes and misusing the company funds;

xi. lending the company vehicle for others to use without authorization; if such action causes economic loss to the company, Party B is liable for compensation;

xii. driving a company vehicle without a valid driver’s license or without authorization;

xiii. organizing, promoting or disseminating illegal comments and remarks, spreading rumors or going on strike or slow-down, inciting others to go on strike or slow-down, or participating with others who are on strike, instigating accidents or attacking others, forming gangs and factions, causing damage to the company’s reputation or interfering with the company’s normal operations;

xiv. forging, altering or imitating the signatures of company officers which have caused damages to the company’s interest or benefit;

xv. violating the company’s rules regarding confidentiality and intentionally disclosing the company’s secret documents;

xvi. trafficking, selling or consuming drugs, visiting prostitutes, stealing, robbing and gambling; and such action is verified to be true;

xvii. having malicious work or service attitude or intentionally damaging machinery, tools, materials and products, causing economic damage in excess of ¥100 (inclusive) in one single act;

xviii. unreasonably refusing to accept Party A’s reasonable work assignment, dispatch or arrangement;

(5) serious negligence of duties and responsibilities, causing economic losses to Party A in excess of ¥3,000, including misconduct that harms the company’s reputation, disclosure of Party A’s business secrets, resulting in economic losses and material consequences to Party A, and failure to meet the work requirements and incompetence, resulting in economic losses to Party A;

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(6) if Party B is a vehicle operator, having his driver’s license revoked or causing it to be invalid for more than 15 (inclusive) days due to his fault, or causing traffic accidents with primary or secondary liabilities, resulting in property losses or damages in excess of ¥10,000;

(7) activities that violate operation rules and regulations, resulting in losses in excess of ¥3,000;

(8) operation of his own business or engagement in his private operations or other unauthorized part-time work (establishing labor relationship with other employers) during the term of his employment, causing losses to Party A in excess of ¥3,000 due to its impact on his own work; and refusal to rectify his actions as demanded by Party A;

(9) criminal prosecution and labor punishment or being sent to labor education camps;

(10) request for resignation or having his labor contract terminated by Party A through consultation;

(11) causing Party A to enter into or revise any contract through fraud, coercion and other fraudulent means;

(12) other situations stipulated by relevant law and statutes.

3. Upon occurrence of any of the following situations, Party A may terminate the contract and dismiss Party B but Party A must notify Party B in advance:

(1) Party B’s inability to perform work because of sickness or injury, even after receiving medical treatment;

(2) Party B’s failure to perform the duties and responsibilities required of the position and, upon receiving training, still being unable to meet the requirements of the position; refusal to accept other work arranged by Party A;

(3) Party A’s merger and acquisition, spin-off, joint-venture, restructuring and reorganization, technical innovation, adjustment of operation method, relocation of workplace due to pollution or other major events, or disappearance of the operation or position in which Party B is engaged or serves, rendering it impossible to perform this contract;

(4) major difficulties in Party A’s operations;

(5) any major changes in the circumstances stipulated in the labor contract, resulting in inability to carry out the contract terms and the inability to reach agreement by the two parties regarding the amendments of the contract;

(6) cease of operation ordered by the competent authorities that determine Party A to be a polluting enterprise.

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X. Upon the occurrence of any of the following, Party B may dissolve this agreement:

1. During the probation period;

2. If Party A forces Party B to work through violence, threat or other means that restrict Party B’s personal freedom;

3. Upon the occurrence of other situations as stipulated by the law and statutes.

XI. Dissolution, Termination and Renewal of the Labor Contract

The dissolution, termination and renewal of the labor contract will be processed in accordance with the relevant legal regulations and administrative rules. Party A promises to renew, upon expiration of this contract, the labor contract on the terms and conditions herein; failure on the part of Party B to execute the renewal of this contract will be considered voluntary termination by Party B of the labor contract relationship; in such event Party A has no obligation to issue monetary compensation.

XII. Matters after Termination of This Contract

1. After dissolution or termination of the labor contract, Party B is obligated to perform the following:

(1) carry out transition work with Party A’s designee;

(2) return in good condition the stationary, documents, equipment and other tangible or intangible assets that belong to Party A;

(3) return all the media, in complete form, that contain important materials and information about Party A;

(4) assist Party A in sorting out the credits and liabilities, turn over business contacts and relationships within his knowledge; business transaction(s) Party B that undertook but failed to hand over properly will be regarded as liabilities or obligations incurred by Party B and Party B will bear several liability to such debt owed by other parties; determination will be based on Party A’s records;

(5) complete procedures and process required paperwork stipulated by Party A regarding resignation;

(6) complete other required procedures;

2. After dissolution or termination of the labor contract, Party A is obligated to perform the following:

(1) complete procedures for Party B regarding the termination of the labor contract and issue verification of Party B’s resignation upon request.

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(2) issue truthfully verification of Party B’s employment history in a timely manner upon Party B’s request.

3. In the event that Party B fails to turn in resignation 30 days in advance or leaves his position without authorization, Party A will not issue salary payment before any transition work is completed.

4. If Party B leaves his position without submitting resignation, disappears, or fails to perform the provisions of Item 1of Section XII of this contract, or fails to perform the contractual obligation regarding training and the obligation regarding no-competition provisions, resulting in Party A’s inability, or causing delay in Party A’s ability, to process procedures regarding B’s departure, Party B hereby irrevocably admits that it will be his fault and that he will bear corresponding responsibilities.

5. In accordance with laws and regulations and the provisions herein, Party B shall bear all responsibility for any money owed to Party A and for any economic loss caused by his dissolution of the contract in violation of the terms and conditions thereof. Party A shall have the right to make deductions of the corresponding amount from Party B’s salary, bonus, stipends and subsidies, provided that such deductions do not violate relevant laws and statues; Party A has the right to pursue Party B for any shortage after such deductions.

XIII. Other Provisions

1. Conditions for appointment: including, but not limited to, that Party B does not have other no-competition obligation and that Party B has no other labor relationship with other employers.

2. Party B must adhere to operation procedures and operation safety rules; Party B is entitled to receive medical treatment for any injury suffered while performing his duties. However, if it is determined after investigation that such injury suffered by himself or by others is caused by his violation of procedures or rules or by his overstepping his responsibilities,

Party B must bear all costs for treatment and compensate for the economic loss suffered by others; and Party A will pursue Party B for any corresponding liabilities.

3. Party B is responsible for any personal injury or loss suffered outside of his duties and beyond his work environment.

4. Party B must take proper care of Party A’s equipment and properties, perform proper repairs and maintenance on equipment and tools under his care; if Party B give equipment under his management to other people to use or manage, Party B shall be responsible for compensation for any loss resulting from misuse.

5. Party B must follow the disciplines and comply with the law; if any accident occurs as the result of his fighting or theft of company assets, Party B shall bear all responsibility; Party A shall have no responsibility for such accident and will handle the situation in accordance with relevant policies and pursue Party B for any liability in accordance with the law.

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6. Upon execution of this contract, Party B must perform his service conscientiously. In general Party B cannot request dissolution of this contract. However, if the request for resignation is due to extraordinary situations, Party B must submit such request in writing 30 days in advance. If Party B unilaterally terminates this contract without approval from Party A and stops working or leaves his post without authorization, Party B shall bear liability for breach and responsibility for compensation; if such action causes adverse impact on Party A’s production, Party A may pursue Party B for corresponding liabilities.

7. The contract can be renewed upon agreement by both parties, with the terms and conditions of the contract renewal determined through negotiation. If Party B does not wish to renew toward the end of the contract, Party B must notify Party A 30 days in advance in order for Party A to make appropriate arrangement.

XIV. Resolution of Conflicts

Any labor dispute must be settled through consultation between the two parties; if such consultation fails, the dispute may be submitted to the company’s labor dispute mediation committee or be submitted to legal proceedings.

XV. Supplementary Provisions

1. Other matters not provided herein will be handled in accordance with relevant regulation or settled through consultation between the two parties. If any provisions herein are in conflict with any new law or regulations, such new law or regulations shall prevail.

2. Party B has read all the provisions herein and willingly accepted the terms and conditions of this labor contract; Party B is also familiar with Party A’s rules and policies and is willing to abide by such rules and policies.

3. This contract is in duplicates, with one to each party, and will become effective upon execution by both parties.

Attachments [None]

Party A: Jinjiang Hengda Ceramics Co., Ltd. (Company seal)

Legal Representative: /s/ Huang Jiadong

Party B: /s/ Xing Wan

Date: August 1, 2012

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